Exhibit 99.1

CARRIZO OIL & GAS, INC.                      News

PRESS RELEASE    Contact:    Carrizo Oil & Gas, Inc.
Richard Hunter, Vice President of Investor Relations
Paul F. Boling, Chief Financial Officer
    (713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES CONTINUED GROWTH IN OIL WITH RECORD OIL PRODUCTION, TOTAL PRODUCTION, REVENUE AND EBITDA IN FIRST QUARTER 2013 FINANCIAL RESULTS; AND BANK SYNDICATE INCREASES BORROWING BASE TO $530 MILLION

HOUSTON, May 7, 2013 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s record financial results for the first quarter of 2013, which included the following highlights:

Results for the first quarter of 2013-

•	Record Oil Production of 9,311 Bbls/d, a 57% increase over the first quarter of 2012

•	Natural Gas and NGL Production of 103,722 Mcfe/d

•	Record Total Production of 2,394 MBoe, or 26,600 Boe/d

•	Record Oil Revenue of $87.5 million, amounting to 78% of total revenue, an 8% sequential increase over the fourth quarter of 2012 and a 47% increase over the first quarter of 2012

•
Record Revenue of $111.9 million, or adjusted revenue of $118.2 million, including the impact of realized hedges, a 4% sequential increase over the fourth quarter of 2012 and a 39% increase over the first quarter of 2012

•	Net Income from continuing operations of $2.5 million, $0.06 per diluted share, or Adjusted Net Income (as defined below) of $21.6 million, $0.54 per diluted share

•	Record EBITDA (as defined below) of $93.3 million, a 33% increase over the first quarter of 2012

Production volumes during the first quarter of 2013 were 2,394 MBoe, an increase of 15 MBoe, from fourth quarter of 2012 production of 2,379 MBoe. The increase in production from the fourth quarter of 2012 to the first quarter of 2013 was primarily due to new wells brought on during the quarter primarily in the Eagle Ford and Marcellus, partially offset by normal production decline and our Niobrara joint venture transactions in the fourth quarter of 2012.

Adjusted revenues were $118.2 million for the first quarter of 2013, which includes oil and gas revenues of $111.9 million and the impact of realized hedges of $6.3 million, compared to adjusted revenues of $91.7 million for the first quarter of 2012, which includes oil and gas revenues of $80.7 million and the impact of realized hedges of $11.0 million. The increase in adjusted revenues was primarily driven by the significant increase in oil production partially offset by lower gas production. Including the impact of realized hedges, the Company’s average realized oil price decreased 4% to $105.12 per barrel for the first quarter of 2013 compared to $109.65 per barrel for the first quarter of 2012 and the average realized gas price increased 8% to $3.14 per Mcf for the first quarter of 2013 compared to $2.92 per Mcf for the first quarter of

2012. Oil and gas revenues and average realized prices excluding the impact of realized hedges are presented in the table below.

Adjusted net income, which excludes certain non-cash items included in net income from continuing operations described in the consolidated statements of income included below (“Adjusted Net Income”), was $21.6 million, or $0.54 per basic and diluted share during the first quarter of 2013, as compared to $18.5 million, or $0.47 and $0.46 per basic and diluted share, respectively, during the first quarter of 2012.

The Company reported net income from continuing operations of $2.5 million, or $0.06 per basic and diluted share for the three months ended March 31, 2013, as compared to net income from continuing operations of $10.7 million, or $0.27 per basic and diluted share for the first quarter of 2012. Included in net income of $26.2 million for the first quarter of 2013 was $23.7 million, net of income taxes, related to a gain on the sale of Carrizo UK Huntington Ltd, a wholly owned subsidiary of the Company, and all of its interest in the Huntington Field discovery. The sale closed on February 22, 2013.

Earnings before interest, income tax, depreciation, and depletion and amortization, as described in the consolidated statements of income included below (“EBITDA”), was $93.3 million, or $2.35 and $2.31 per basic and diluted share, respectively, during the first quarter of 2013, as compared to $70.2 million, or $1.78 and $1.76 per basic and diluted share, respectively, during the first quarter of 2012.

Lease operating expenses were $10.2 million ($4.26 per Boe) for the three months ended March 31, 2013 as compared to lease operating expenses of $8.4 million ($3.64 per Boe) for the same period in 2012. The $1.8 million increase in lease operating expenses is primarily due to increased production from new wells partially offset by the sale of Barnett properties to Atlas Resource Partners, L.P. ("Atlas") on May 1, 2012. The increase in operating cost per Boe is primarily due to the higher operating cost per Boe associated with the increased oil production.

Production taxes were $4.5 million (or 4.0% of oil and gas revenues) for the three months ended March 31, 2013 as compared to $3.1 million (or 3.8% of oil and gas revenues) for the same period in 2012. The increase in production taxes is due primarily to increased oil production. The increase in production taxes as a percentage of oil and gas revenues was primarily due to increased oil production, which has a higher effective production tax rate as compared to our natural gas production.

Ad valorem taxes decreased to $1.9 million ($0.78 per Boe) for the three months ended March 31, 2013 from $3.6 million ($1.56 per Boe) for the same period in 2012. The decrease in ad valorem taxes is due primarily to the sale of Barnett properties to Atlas and the Commonwealth of Pennsylvania's February 2012 enactment of an "impact fee" on the drilling of unconventional natural gas wells recognized in the first quarter of 2012, partially offset by an increase in ad valorem taxes for new wells drilled in 2012. Because of the retroactive nature of the impact fee, approximately $1.1 million of the impact fee recognized during the first quarter of 2012 was attributable to wells drilled prior to 2012.

General and administrative expense was $8.3 million during the first quarter of 2013 as compared to $6.5 million during the same period in 2012. The increase was primarily due to increased compensation costs related to an increase in personnel in the first quarter of 2013 as compared to the same period of 2012.

Depreciation, depletion and amortization (“DD&A”) expense for the first quarter of 2013 increased $14.0 million to $45.6 million ($19.04 per Boe) from the DD&A expense for the first quarter of 2012 of $31.6 million ($13.66 per Boe). The increase in DD&A is attributable to both the increase in production and an increase in the DD&A rate per Boe. The increase in the DD&A rate per Boe is largely due to the impact of the significant decrease in natural gas reserves in the Barnett as a result of the Atlas sale as well as the significant increase in crude oil reserves in the Eagle Ford that were added throughout 2012, which have a higher finding cost per Boe than our natural gas reserves.

Cash interest expense, net of amounts capitalized, increased to $13.7 million for the first quarter of 2013 as compared to $9.4 million for the first quarter of 2012. The increase was primarily attributable to interest on the $300.0 million aggregate principal amount of our 7.50% Senior Notes issued in the third quarter of 2012 partially offset by a decrease in interest expense attributable to reduced borrowings outstanding under the U.S. revolving credit facility during the first quarter of 2013.

An unrealized loss on derivatives of $21.2 million was recorded for the first quarter of 2013 as compared to an unrealized loss on derivatives of $7.4 million for the first quarter of 2012 due to the change in fair value of our open derivative positions during those periods.

Non-cash, stock-based compensation expense of $6.5 million was recorded for the three months ended March 31, 2013 as compared to $4.0 million for the first quarter of 2012. The increase was primarily driven by an increase in the fair value of cash-settled stock appreciation rights as the increase in the stock price during the first quarter of 2013 was greater than the increase in stock price during the same period of 2012.

The estimated annual effective income tax rates for 2013 and 2012 were 36.5% and 36.7%, respectively.

Effective April 29, 2013, Carrizo's banking syndicate, led by Wells Fargo as administrative agent, agreed to increase the commitments under its senior credit facility to $530 million from $365 million, representing an increase of $165 million. This occurred as part of the Company's regularly scheduled borrowing base review. In addition, two new banks have joined the syndicate, increasing it to twelve bank members. Currently, the revolving credit facility is undrawn.

S.P. “Chip” Johnson, IV, President and CEO of Carrizo commented on the quarter's results, "Strong performance in our Eagle Ford Shale and Niobrara Formation projects continues to drive outstanding Company results. Our focus on execution of our development plans allowed us to exceed both oil and gas production guidance while staying within our guidance for drilling and completion spending.

"Oil production exceeded our guidance primarily due to well performance in both our Eagle Ford and Niobrara plays. Gas production exceeded forecast primarily due to higher than expected Marcellus production resulting from changes in our completion schedule which allowed for reduced downtime on offsetting producing pads.

"During the quarter we were able to add a little over 4,300 net new bolt-on acres to our Eagle Ford position in La Salle County, TX at an attractive price due to near-term lease expirations. We immediately moved one of our three rigs onto these leases in order to hold the acreage. In the second quarter we will initiate the investigation of further Eagle Ford downspacing from our current 750 feet between laterals by drilling two wells with approximately 500 feet between well bores. We expect to complete and test these wells in the third quarter. We plan to complete and test our horizontal well drilled to evaluate the Pearsall potential below our Eagle Ford acreage in May.

"We have finished construction of the drilling pad in Guernsey County, Ohio for our first Utica Shale well and expect to spud the well in July or August. We now control about 14,600 net acres in the liquids-rich southern Utica.

"We are pleased with the approval of the $530 million borrowing base by our bank syndicate which we believe is a firm vote of confidence in our underlying asset base and business strategy. While we welcome the additional capital flexibility, it does not change our 2013 spending plans."

The Company will hold a conference call to discuss 2013 first quarter financial results on Tuesday, May 7, 2013 at 10:00 AM Central Daylight Time. To participate in the call, please dial (800) 745-8951 (U.S. & Canada) or +1 (212) 231-2901 (Intl./Local) ten minutes before the call is scheduled to begin. A replay of the call will be available through Tuesday, May 14, 2013 at 11:59 AM Central Daylight Time at (800) 633-8284 (U.S. & Canada) or +1 (402) 977-9140 (Intl./Local). The reservation number for the replay is 21655988 for U.S., Canadian and International callers.

A simultaneous webcast of the call may be accessed over the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=170920 or by visiting our website at http://www.crzo.net, clicking on “Investor Relations” and then clicking on “2013 First Quarter Conference Call Webcast.” To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 15 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Niobrara Formation in Colorado, the Barnett Shale in North Texas, the Marcellus Shale in Pennsylvania, and the Utica Shale in Ohio.

Statements in this release that are not historical facts, including but not limited to those related to capital requirements, spending plans, production rate target guidance for the quarter, timing and levels of production, drilling and completion, production mix, expected locations, development plans, growth, sales transactions (including effects thereof), use of proceeds, oil and gas revenues, the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company's strategies, timing of completion and drilling of wells, completion and pipeline connections, expected income tax rates and deferral of income taxes and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include results of wells and production testing, performance of rig operators and gathering systems, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, purchasers obtaining financing, satisfaction of closing conditions, market and other conditions, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the Company's Form 10-K for the year ended December 31, 2012 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any financing matter or transaction described in this press release will occur on the terms or timing described, or at all.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2013	2012
Revenues:
Crude oil	$87,482	$59,369
Natural gas	21,678	19,187
NGLs	2,741	2,159
Total oil and gas revenues	111,901	80,715
Realized gain on derivatives, net (1)	6,324	10,952
Adjusted revenues	118,225	91,667

Costs and expenses:
Lease operating	10,195	8,423
Production taxes	4,513	3,099
Ad valorem taxes	1,860	3,615
General and administrative	8,328	6,501
Total costs and expenses	24,896	21,638

Other income, net	—	199
EBITDA, as defined	$93,329	$70,228
EBITDA per common share-Basic	$2.35	$1.78
EBITDA per common share-Diluted	$2.31	$1.76

Other items of income (expense) included in adjusted net income, as defined:
Depreciation, depletion and amortization expense	$(45,590)	$(31,561)
Cash interest expense	(19,850)	(14,828)
Cash interest capitalized	6,183	5,427
Accretion expense related to asset retirement obligations	(107)	(102)
Interest income	40	13
Adjusted income before income taxes	34,005	29,177
Adjusted income tax expense	(12,395)	(10,708)
ADJUSTED net income, as defined	$21,610	$18,469
ADJUSTED net income per common share-Basic	$0.54	$0.47
ADJUSTED net income per common share-Diluted	$0.54	$0.46

Other non-cash items of income (expense) included in net income from continuing operations:
Unrealized loss on derivatives, net (1)	$(21,217)	$(7,385)
Stock-based compensation expense	(6,483)	(4,016)
Non-cash general and administrative expense (2)	(1,023)	(782)
Non-cash interest expense	(1,902)	(1,629)
Non-cash interest capitalized	593	596
Income from continuing operations before income taxes	3,973	15,961
Income tax expense	(1,449)	(5,285)
Net income from continuing operations	$2,524	$10,676
Net income (loss) from discontinued operations, net of income taxes	23,658	(1,253)
Net income	$26,182	$9,423

Net income per common share-Basic
Net income from continuing operations	$0.06	$0.27
Net income (loss) from discontinued operations	0.60	(0.03)
Net income	$0.66	$0.24

Net income per common share-Diluted
Net income from continuing operations	$0.06	$0.27
Net income (loss) from discontinued operations	0.59	(0.03)
Net income	$0.65	$0.24

Weighted average common shares outstanding-Basic	39,778	39,445
Weighted average common shares outstanding-Diluted	40,333	39,917

NOTES:

(1) Includes reclassifications of approximately $0.8 million and $0.1 million for the three months ended March 31, 2013 and 2012, respectively, from unrealized loss on derivatives, net, to realized gain on derivatives, net, for cash received from the optimization of certain hedge positions that settle in future periods. Amounts for cash received are offset by the related non-cash amortization during the period in which such hedge positions settle.

(2) Non-cash general and administrative expenses include non-cash contribution expense, rent expense, and allowance for doubtful accounts.

(more)

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$71,646	$52,095
Current assets held for sale	—	1,882
Assets of discontinued operations	18,500	—
Fair value of derivative instruments	6,493	23,981
Deferred income taxes	2,061	—
Other current assets	132,436	130,747
Total current assets	231,136	208,705
Property and equipment, net	1,671,725	1,487,674
Long-term assets held for sale	—	132,626
Fair value of derivative instruments	6,283	5,180
Other assets	28,028	49,811
TOTAL ASSETS	$1,937,172	$1,883,996

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued liabilities	$306,620	$250,255
Current liabilities associated with assets held for sale	—	48,663
Liabilities of discontinued operations	14,928	—
Total current liabilities	321,548	298,918
Long-term debt, net of debt discount	968,663	967,808
Long-term liabilities associated with assets held for sale	—	23,547
Liabilities of discontinued operations	15,600	—
Deferred income taxes	3,563	—
Other liabilities	10,999	8,707
Shareholders' equity	616,799	585,016
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,937,172	$1,883,996

(more)

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(unaudited)

	Three Months Ended March 31,
	2013	2012
Production volumes -
Crude oil (MBbls)	838	541
NGLs (MBoe)	101	49
Natural gas (MMcf)	8,729	10,327
Total Natural gas and NGLs (MMcfe)	9,335	10,621
Total barrels of oil equivalent (MBoe)	2,394	2,311

Production volumes per day -
Crude oil per day (Bbls/d)	9,311	5,945
NGLs per day (Boe/d)	1,122	538
Natural gas per day (Mcf/d)	96,989	113,484
Total Natural gas and NGLs per day (Mcfe/d)	103,722	116,714
Total barrels of oil equivalent per day (Boe/d)	26,600	25,396

Average realized prices -
Crude oil ($ per Bbl)	$104.39	$109.74
Crude oil ($ per Bbl) - with realized hedges	$105.12	$109.65
NGLs ($ per Boe)	$27.14	$44.06
Natural gas ($ per Mcf)	$2.48	$1.86
Natural gas ($ per Mcf) - with realized hedges	$3.14	$2.92